Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

     We have issued our report dated April 28, 2000 accompanying the consolidated financial statements of Computer Equity Corporation and Subsidiaries for the years ended February 28, 1999 and February 29, 2000 contained in this Registration Statement on Form S-1 of Applied Digital Solutions, Inc. We consent to the use of the aforementioned reoprt in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Grant Thornton LLP
Vienna, Virginia
December 20, 2001